Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company:	Media Relations:

Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

HANDLEMAN COMPANY ANNOUNCES THE DEPARTURE

OF GERARDO LOPEZ

Troy, Michigan – September 10, 2004, Handleman Company (NYSE: HDL), www.handleman.com, today announced that Mr. Gerardo Lopez, Senior Vice President of Handleman Company, has accepted a position outside of the music industry and will be leaving the Company effective September 17, 2004. The Company does not intend to fill this position at this time.

Mr. Lopez joined Handleman Company in May 2000 as Senior Vice President and General Manager of the Company’s marketing and sales activities. He was promoted in November 2001 to Senior Vice President, President of the Company’s Handleman Entertainment Resources unit.

Stephen Strome, the Company’s Chairman and Chief Executive Officer said, “We appreciate Gerry’s service to Handleman Company over the past four years, and extend our best wishes to him.”

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.